Exhibit (d)(3)
Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824
December 17, 2009
S.A.C. Private Capital Group, LLC
540 Madison Avenue, 9th Floor
New York, NY 10022
Attention: Peter Berger
Gentlemen:
     This letter agreement by and between the parties hereto fully amends and restates the letter agreement dated March 27, 2009 and any related waivers, consents, amendments and letter agreements provided in connection therewith. In connection with the consideration by S.A.C. Private Capital Group, LLC (“you”) of a possible negotiated transaction with Airvana, Inc. (“Airvana” and, collectively with its subsidiaries and affiliates and divisions, the “Company”), you have requested, and the Company is prepared to make available to you, certain information concerning its business, operations, assets and liabilities. As a condition to such information being furnished to you and to your affiliates, and your and their respective directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and actual and potential sources of financing (collectively, those of the foregoing to whom Evaluation Material is furnished are referred to herein as “Representatives”), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.
     The term “Evaluation Material” shall be deemed to include the portions of any notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by you or your Representatives in violation of this letter agreement; (ii) was within your or your Representative’s possession prior to it being furnished to you or your Representatives by or on behalf of the Company pursuant hereto, provided that you or your Representative’s possession of such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; (iii) becomes available to you or your Representative on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to have violated a

S.A.C. Private Capital Group, LLC
December 17, 2009

confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to providing you or your Representative with such information; or (iv) is independently developed by you or your Representative without utilizing any Evaluation Material or violating any of your obligations under this letter agreement.
     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, financing and/or consummating a possible negotiated transaction between the Company and you (it being acknowledged and agreed, however, that possession of Evaluation Material shall not, in and of itself, constitute “use” hereunder), that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which Airvana gives its prior written consent; and (ii) any of such information may be disclosed to and among your Representatives who reasonably need to know such information for the purpose of evaluating, financing and/or consummating a possible negotiated transaction with the Company and who are directed to keep such information confidential to the same extent as if they were parties hereto. In any event, you shall be liable for any breach of this letter agreement by any of your Representatives, and you agree, at your sole expense, to take reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.
     The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.
     In the event that you or any of your Representatives are requested or required (by law, rule or regulation, or by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, then you or your Representative, as the case may be, shall, to the extent legally permissible and reasonably practicable under the circumstances, provide Airvana with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement (and, upon the Company obtaining such remedy and/or Airvana providing such waiver, such disclosure shall be permitted hereunder). If, in the absence of a protective order or other remedy or the receipt of a waiver by Airvana, you or any of your Representatives are nonetheless, based upon the advice of your or its counsel, legally compelled to disclose Evaluation Material or disclose the existence of this letter agreement, the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof) to any tribunal or other person or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material or such information which such counsel advises you or such Representative is legally compelled to be disclosed, provided that you or your Representatives, as the case may be, if requested by the Company in writing, shall exercise reasonable efforts at the Company’s

S.A.C. Private Capital Group, LLC
December 17, 2009

expense to preserve the confidentiality of the Evaluation Material and the other matters specified above, including, without limitation, by reasonably cooperating with the Company to obtain, at the Company’s expense, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material or such other information by such tribunal or other entity.
     At any time upon the request of the Company for any reason, you and your Representatives will, not later than five business days after such request, deliver to Airvana or (at your option) destroy all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and you and your Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. In the event of such a request, all Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained and such destruction shall, upon Airvana’s written request, be certified in writing to Airvana. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, you and your Representatives (i) may each retain one copy of the Evaluation Material with its legal/compliance department for recordkeeping purposes and for the purpose of defending its rights and obligations hereunder and (ii) will not be required to return or destroy any computer or other electronic hardware or systems, to render any electronic data irrecoverable or to disable any existing electronic data backup procedures.
     You understand and acknowledge that neither the Company nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty herein, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability hereunder to you or to any of your Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.
     In addition, you hereby acknowledge that you are aware (and that prior to their receipt of any Evaluation Material your Representatives who are apprised of a possible transaction have been or will be advised) that under certain circumstances the United States and other applicable securities laws prohibit any person who has material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from March 27, 2009, you will not solicit to employ any of the executive officers of Airvana or any employees of Airvana or any of its subsidiaries whom you meet in connection with the possible transaction to which this letter agreement relates, so long as they are

S.A.C. Private Capital Group, LLC
December 17, 2009

employed by Airvana or any of its subsidiaries and for a period of six months thereafter, without obtaining the prior written consent of Airvana. Notwithstanding the foregoing, it shall not be a violation of this letter agreement to conduct general solicitations (including via advertisements and/or search firms) not directly targeted to such prohibited individuals or, for the avoidance of doubt, to hire any individual who is not solicited in violation of this paragraph.
     It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
     You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and that irreparable damage will result to the Company if information contained therein or derived therefrom is disclosed to any third party except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction with the Company. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.
     To the extent such agreement has not already been entered into and in force prior to the date hereof, the Company shall enter into confidentiality agreements substantially in the form of this letter agreement with any person or entity other than you that has expressed interest in potentially acquiring, or who is being solicited by the Company to potentially acquire, the Company (a “Third Party”) prior to providing such Third Party any non-public information concerning the Company. Subject to the restrictions set forth in the Agreement and Plan of Merger, dated as of December 17, 2009, by and among the Company, 72 Mobile Holdings, LLC and 72 Mobile Acquisition Corp. (the “Merger Agreement”), in the event that the Company enters into any agreement in connection with the potential acquisition or any other strategic transaction involving the Company with any Third Party that contains confidentiality, non-disclosure, or similar terms that are more favorable in any material respect to such Third Party than those set forth in this letter agreement or waives or amends such provisions of any such agreement such that the terms or provisions would be more favorable in any material respect to such Third Party than those set forth in this letter agreement (any such more favorable terms, “Potential Purchaser Favorable Provisions”), (a) unless you elect otherwise in writing to the Company, this letter agreement shall automatically, without any further action by you or the Company, be amended to incorporate such Potential Purchaser Favorable Provisions mutatis mutandis and (b) the Company will promptly (and in any event within two business days of the entry into such a confidentiality, non-disclosure, or similar agreement or such amendment or waiver) provide you with a form of amendment incorporating such Potential Purchaser Favorable Provisions into this letter agreement.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

S.A.C. Private Capital Group, LLC
December 17, 2009

     Neither you nor Airvana may assign its rights or obligations under this agreement to any person or entity without the prior written consent of the other. Subject to the foregoing, this agreement shall be binding on the respective successors and permitted assigns of the parties hereto.
     This letter agreement shall apply to all Evaluation Material disclosed between March 1, 2009 and September 30, 2010 (the “End Date”). Unless a shorter period is otherwise expressly stated herein, the restrictions and obligations set forth in this letter agreement shall continue until the End Date (and end thereon); provided, however, that as to Evaluation Material that is subject to a confidentiality obligation on the part of the Company that extends beyond the End Date, the Company shall so notify you of such extended confidentiality obligation and the Company shall not disclose such Evaluation Material to you until you agree in writing to abide by the obligations set forth in this letter agreement with respect to such Evaluation Material for the term of the Company’s confidentiality obligation applicable to such Evaluation Material, in which event the term of this letter agreement shall be deemed to be so extended as to such Evaluation Material.
     The letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by you and Airvana; provided, however, this letter agreement shall not alter the terms of the Merger Agreement.
     For the convenience of the parties, this letter agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and Airvana.

Very truly yours, AIRVANA, INC.
By:	/s/ Randall Battat
	Name:	Randall Battat
	Title:	President

[Signature Page to the Amended and Restated Confidentiality Agreement]

S.A.C. Private Capital Group, LLC
December 17, 2009

Accepted and agreed as of the date first written above:

S.A.C. PRIVATE CAPITAL GROUP, LLC

By:	/s/ Peter Berger
Name: Peter Berger
Title: Managing Director
[Signature Page to the Amended and Restated Confidentiality Agreement]